GUZOV OFSINK, LLC
600 Madison Avenue
New York, New York 10022

January 7, 2010
China SLP Filtration Technology, Inc.
Shishan Industrial Park
Nanhai District
Foshan City
Guangdong Province, PRC

Re:	Registration Statement on Form S-1 (File No: 333-168028)
Sale of up to 4,166,667 shares and resale of 378,877 shares

Ladies and Gentlemen:

We have acted as counsel for China SLP Filtration Technology, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a  registration statement on Form S-1 (File No. 333-168028) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), in connection (i) with the offering by the Company of up to 4,166,667 shares (the “Firm Shares”) of the Company’s Common Stock, par value $.001 per share  (the “Common Stock”), together with an additional 625,000 shares of Common Stock, if and to the extent that the underwriter exercises an over-allotment option granted to the underwriter (the “Option Shares”) and (ii) the resale of an aggregate of 378,877 shares of Common Stock (the “Resale Shares”) which may be sold by the selling stockholders listed in the Registration Statement from time to time.

For purposes of this opinion, we have examined the Registration Statement, the certificate of incorporation and by laws of the Company, as amended and as currently in effect, and resolutions adopted by the Board of Directors of the Company, and such other documents and records as we have deemed necessary for the purpose of this opinion.  We have also made such other investigation as we have deemed appropriate.

Based on the forgoing, we are of the opinion that (A) the Resale Shares have been duly authorized, are validly issued and fully paid and non-assessable and (B) that the Firm Shares, and to the extent that underwriter exercises its over-allotment option, the Option Shares, will be duly authorized, validly issued fully paid and non-assessable.  The opinion set forth in clause B of the previous sentence is subject to the following events:
(i)	the effectiveness of the Registration Statement;
(ii)	the offering and sale of the Firm Shares, and to the extent the underwriter exercises the over-allotment option, the Option Shares, as contemplated by the Registration Statement; and
(iii)
receipt by the Company of the consideration for the Firm Shares, and to the extent that the underwriter exercises the over-allotment option, the Option Shares, as contemplated by the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the related Prospectus and Resale Prospectus.  In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,
/s/ Guzov Ofsink, LLC
GUZOV OFSINK, LLC